Exhibit 99.1

Goodyear Reports Higher Second Quarter Net Income

- Segment operating income up in 3 of 4 businesses

- Price/mix improvement drove revenue per tire up 8% over last year

- North American Tire operating income was $188 million, a record for any quarter

- North American Tire earnings a year ahead of plan

AKRON, Ohio, July 31, 2012 – The Goodyear Tire & Rubber Company today reported higher net income for the second quarter of 2012 than a year ago.

“Three of our businesses increased year-over-year operating income and margins in a difficult economic environment,” said Richard J. Kramer, chairman and chief executive officer. “Our improved ability to remain profitable through economic cycles is evident in our second quarter results and better positions us going forward given ongoing uncertainty in the global economic and policy environment,” he added.

“Our $336 million of segment operating income is a strong performance given global tire volumes that are similar to those we saw at the depths of the 2009 recession when the company reported a segment operating loss,” Kramer said. “It is clear evidence that our strategy is working.

“North American Tire continues to build on the structural improvements we’ve made to the business and has achieved year-over-year increases in operating income for 12 consecutive quarters,” Kramer said. “The business is on track to achieve its 2013 target of $450 million in segment operating income this year, one year ahead of plan.”

Kramer said recessionary economic conditions in Europe continue to have a negative impact on tire industry volumes in the region. “We are taking actions to manage our European business through this tough environment and ensure we are well positioned for continued growth in targeted market segments,” he added.

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“The long-term industry MegaTrends remain in place,” Kramer said. “We expect global tire demand to recover and we remain committed to our 2013 target of $1.6 billion in segment operating income.”

Goodyear’s second quarter 2012 sales were $5.2 billion, down 8 percent from last year’s record-setting total, reflecting weaker economic conditions and unfavorable foreign currency translation.

Sales reflect strong price/mix improvements, which drove revenue per tire up 8 percent over the 2011 quarter, excluding the impact of foreign currency translation. Unfavorable foreign currency translation reduced sales by 6 percent ($315 million).

Second quarter 2012 tire unit volumes totaled 39.2 million, down 9 percent from 2011, primarily reflecting weaker replacement industry volumes, most notably in Europe.

The company reported segment operating income of $336 million in the second quarter of 2012. This was down $46 million from the year-ago quarter. Segment operating income reflected lower tire volume and associated unabsorbed overhead, as well as unfavorable foreign currency translation. Improved price/mix of $313 million more than offset $238 million in higher raw material costs ($171 million net of raw material cost reduction actions).

Goodyear’s second quarter 2012 net income available to common shareholders was $85 million (33 cents per share), up from $40 million (16 cents per share) in the 2011 quarter. All per share amounts are diluted.

The 2012 second quarter included total charges of $25 million (9 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, debt financing fees of $24 million (9 cents per share) related to the refinancing of $3.2 billion in credit facilities, $20 million (7 cents per share) due to charges relating to labor claims with respect to a previously closed facility in Europe, $2 million (1 cent per share) due to discrete tax charges, and $2 million (1 cent per share) in costs related to tornado damage in 2011 at a manufacturing facility; and a gain of $10 million (3 cents per share) on asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2012 and 2011 quarters.

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Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire

	Second Quarter		Six Months
(in millions)	2012	2011	2012	2011
Tire Units	15.4	15.7	31.2	32.8
Sales	$2,451	$2,411	$4,948	$4,718
Segment Operating Income	188	137	268	177
Segment Operating Margin	7.7%	5.7%	5.4%	3.8%

North American Tire’s second quarter 2012 sales increased 2 percent from last year to $2.5 billion, a second quarter record. Sales reflect improved price/mix, which drove a 10 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2011’s second quarter. Replacement tire shipments were down 10 percent. Original equipment unit volume increased 24 percent.

Second quarter 2012 segment operating income of $188 million was up 37 percent from the prior year and a record for any quarter. Improved price/mix of $176 million more than offset $114 million of higher raw material costs. Segment operating income also benefited from approximately $20 million in savings related to the closure of a tire plant in Tennessee, while lower other tire related income and higher pension expense were offsets.

Europe, Middle East and Africa Tire

	Second Quarter		Six Months
(in millions)	2012	2011	2012	2011
Tire Units	14.2	17.0	32.2	36.7
Sales	$1,596	$1,943	$3,534	$3,902
Segment Operating Income	19	126	109	279
Segment Operating Margin	1.2%	6.5%	3.1%	7.2%

Europe, Middle East and Africa Tire’s second quarter sales decreased 18 percent from last year to $1.6 billion. Sales reflect a 17 percent decrease in tire unit volume and unfavorable foreign currency translation of $194 million. Price/mix performance was a partial offset. Replacement tire shipments were down 20 percent. Original equipment unit volume was down 7 percent. Second quarter revenue per tire increased 10 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

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Second quarter 2012 segment operating income of $19 million was $107 million below the prior year. Unfavorable unit volume reduced segment operating income by $56 million. Improved price/mix of $60 million more than offset $48 million of higher raw material costs. Manufacturing costs increased by $54 million due primarily to the impact of production cuts.

Latin American Tire

	Second Quarter		Six Months
(in millions)	2012	2011	2012	2011
Tire Units	4.3	5.0	8.6	9.9
Sales	$503	$640	$1,024	$1,225
Segment Operating Income	58	54	113	121
Segment Operating Margin	11.5%	8.4%	11.0%	9.9%

Latin American Tire’s second quarter sales decreased 21 percent from last year to $503 million. Sales reflect a 14 percent decrease in tire unit volume and unfavorable foreign currency translation of $77 million. Improved price/mix was a partial offset. Both replacement and original equipment tire shipments were down 14 percent. Second quarter revenue per tire increased 11 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

Second quarter segment operating income of $58 million was up $4 million from a year ago. Price/mix improvements of $56 million were largely offset by the impact of inflation on wages and other costs, lower tire volumes, higher raw material costs and unfavorable foreign currency translation.

Asia Pacific Tire

	Second Quarter		Six Months
(in millions)	2012	2011	2012	2011
Tire Units	5.3	5.2	10.2	10.3
Sales	$600	$626	$1,177	$1,177
Segment Operating Income	71	65	138	132
Segment Operating Margin	11.8%	10.4%	11.7%	11.2%

Asia Pacific Tire’s second quarter sales decreased 4 percent from last year to $600 million. Sales were negatively impacted by $38 million due to unfavorable foreign translation. They benefitted from a 2 percent increase in tire unit volume and price/mix performance. Replacement tire shipments were down 8 percent. Original equipment unit volume was up 19 percent. Second quarter revenue per tire increased 2 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

Record second quarter segment operating income of $71 million was 9 percent higher than last year. Segment operating income reflects improved price/mix of $21 million and higher volume. Segment operating income was negatively impacted by $5 million in costs related to the start up of a new factory in China as well as unfavorable foreign currency translation.

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Insurance recoveries partially offset costs resulting from the temporary closure of the company’s factory in Thailand due to flooding in 2011. The net impact on Asia Pacific Tire’s second quarter segment operating income was $2 million unfavorable. The factory has resumed full production, improving the supply of both aviation and passenger tires.

Year-to-Date Results

Goodyear’s sales for the first six months of 2012 were $10.7 billion, down 3 percent from $11 billion in the 2011 period. Sales reflect strong price/mix performance, which drove revenue per tire up 12 percent year-over-year, excluding the impact of foreign currency translation. Unfavorable unit volume and foreign currency translation reduced sales by $727 million and $423 million, respectively.

The company’s year-to-date segment operating income of $628 million was down $81 million from last year. Compared to the prior year, year-to-date segment operating income primarily reflects lower tire volumes.

Compared to the first six months of 2011, the 2012 period also benefitted from $838 million in improved price/mix, which more than offset $591 million in higher raw material costs. Raw material costs reflect $129 million in actions taken to reduce their impact.

Goodyear’s year-to-date net income available to common shareholders of $73 million (30 cents per share) compares to $143 million (57 cents per share) in 2011’s first half. All per share amounts are diluted.

Outlook

“We remain confident that long-term growth in the global tire industry will continue, but at a slower pace near term than previously forecast due to continued economic challenges, particularly in Europe,” Kramer said.

Goodyear now expects that its full-year tire unit volume for 2012 will be approximately 5 percent to 7 percent below 2011.

For the full year of 2012 in North America, Goodyear expects the consumer replacement market to be down between 1 percent and 3 percent, consumer original equipment up between 5 percent and 10 percent, commercial replacement to be down between 5 percent and 10 percent and commercial original equipment up between 10 percent and 15 percent.

For the full year in Europe, Middle East & Africa, the consumer replacement industry is expected to be down between 8 percent and 10 percent, consumer original equipment down between 5 percent and 10 percent, commercial replacement down between 3 percent and 8 percent and commercial original equipment down between 5 percent and 10 percent.

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Goodyear anticipates its raw material costs for the third quarter of 2012 will be essentially flat with the prior year. For the full year of 2012, Goodyear expects its raw material costs will increase approximately 7 percent compared with 2011.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (706) 645-4847 or (706) 578-3307 before 8:55 a.m. A taped replay will be available by calling (404) 537-3406, Conference ID 10429308. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statement of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2012	2011	2012	2011
NET SALES	$5,150	$5,620	$10,683	$11,022

Cost of Goods Sold	4,141	4,572	8,748	9,033
Selling, Administrative and General Expense	697	753	1,359	1,421
Rationalizations	26	46	41	55
Interest Expense	83	81	184	155
Other Expense	37	48	129	52

Income before Income Taxes	166	120	222	306
United States and Foreign Taxes	63	64	111	126

Net Income	103	56	111	180
Less: Minority Shareholders’ Net Income	11	9	23	30

Goodyear Net Income	92	47	88	150
Less: Preferred Stock Dividends	7	7	15	7

Goodyear Net Income Available to Common Shareholders	$85	$40	$73	$143

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock

Basic	$0.35	$0.16	$0.30	$0.58

Weighted Average Shares Outstanding	245	244	244	244

Diluted	$0.33	$0.16	$0.30	$0.57

Weighted Average Shares Outstanding	281	247	246	262

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30, 2012	December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$2,156	$2,772
Accounts Receivable, less Allowance—$97 ($97 in 2011)	3,174	2,849
Inventories:
Raw Materials	904	937
Work in Process	188	186
Finished Products	2,848	2,733

	3,940	3,856
Prepaid Expenses and Other Current Assets	379	335

Total Current Assets	9,649	9,812
Goodwill	644	654
Intangible Assets	154	157
Deferred Income Taxes	138	145
Other Assets	517	486
Property, Plant and Equipment less Accumulated Depreciation—$8,692 ($8,629 in 2011)	6,499	6,375

Total Assets	$17,601	$17,629

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,324	$3,668
Compensation and Benefits	719	799
Other Current Liabilities	1,102	1,050
Notes Payable and Overdrafts	168	256
Long Term Debt and Capital Leases due Within One Year	107	156

Total Current Liabilities	5,420	5,929
Long Term Debt and Capital Leases	5,395	4,789
Compensation and Benefits	3,732	4,002
Deferred and Other Noncurrent Income Taxes	244	244
Other Long Term Liabilities	998	1,041

Total Liabilities	15,789	16,005

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	602	607

Shareholders’ Equity:

Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2011), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 245 million (245 million in 2011) after deducting 6 million treasury shares (6 million in 2011)	245	245
Capital Surplus	2,812	2,808
Retained Earnings	1,260	1,187
Accumulated Other Comprehensive Loss	(3,870)	(3,991)

Goodyear Shareholders’ Equity	947	749
Minority Shareholders’ Equity – Nonredeemable	263	268

Total Shareholders’ Equity	1,210	1,017

Total Liabilities and Shareholders’ Equity	$17,601	$17,629

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Non-GAAP Financial Measures

This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.

Total Segment Operating Income Reconciliation Table

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2012	2011	2012	2011
Segment Operating Income	$336	$382	$628	$709
Rationalizations	(26)	(46)	(41)	(55)
Interest expense	(83)	(81)	(184)	(155)
Other expense	(37)	(48)	(129)	(52)
Asset write-offs and accelerated depreciation	(4)	(25)	(6)	(34)
Corporate incentive compensation plans	(15)	(21)	(22)	(35)
Intercompany profit elimination	9	(2)	(1)	(11)
Pension curtailments/settlements	—	(11)	—	(11)
Retained expenses of divested operations	(5)	(11)	(9)	(15)
Other	(9)	(17)	(14)	(35)

Income before Income Taxes	$166	$120	$222	$306

Second Quarter Significant Items (after tax and minority interest)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $25 million (9 cents per share)

•	Debt financing fees related to the refinancing of $3.2 billion in credit facilities, $24 million (9 cents per share)

•	Charges relating to labor claims with respect to a previously closed facility in Europe, $20 million (7 cents per share)

•	Discrete tax charges, $2 million (1 cent per share)

•	Costs related to tornado damage in 2011 at a manufacturing facility, $2 million (1 cent per share)

•	Gain from asset sales, $10 million (3 cents per share)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $66 million (27 cents per share)

•	Financing fees related to the early partial redemption of 10.5% senior notes, $53 million (22 cents per share)

•	Discrete tax charges, $7 million (3 cents per share)

•	Costs related to tornado damage at a manufacturing facility, $3 million (1 cent per share)

•	Gain from asset sales, $10 million (4 cents per share)

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